Exhibit 10.2

March 30, 2023

BY EMAIL

Mark Wahlberg

Dear Mark,

We are pleased to offer you employment with F45 Training Holdings Inc. (Company) on the terms and conditions set forth in this letter (Agreement), with an expected start date of March 30, 2023. This offer of employment is contingent on your satisfactory completion of the contingencies set forth in this Agreement.

1.  Position and Work Location

a.   Your job title and position will be Chief Brand Officer (Position). As Chief Brand Officer, you will be required to perform such duties as are assigned to you by the Board of Directors of the Company (the “Board”) and/or the Company’s Chief Executive Officer. You will report to Chief Executive Officer (Supervisor). Nothing herein shall affect your or the Company’s obligations under that certain Promotional Agreement entered into by and between you and the Company dated as of March 15, 2019 (Promotional Agreement), which shall be in addition to your and the Company’s obligations hereunder.

b.  The Company’s headquarters is in Austin, Texas, so you may be required to travel from time to time in furtherance of your duties and responsibilities as Chief Brand Officer. The Company may change your assigned work location in its discretion and in accordance with its business needs. The Company may also modify your Position, job title, Supervisor, duties, and responsibilities from time to time as it deems necessary.

c.   You will be expected to devote your best efforts to your work as Chief Brand Officer for the Company and its business activities. Outside work that creates a conflict of interest, that interferes with your ability to perform your duties, or that conflicts with your obligations to the Company is not permitted. However, it is understood that you will continue your outside business and professional activities.

2.  At-Will Employment

Your employment with the Company is and shall at all times be “at-will,” meaning that your employment is not guaranteed for any specified time period, and either the Company or you may terminate the employment relationship at any time and for any reason, with or without cause, and with or without notice. The Company may modify your job title, work location, duties and responsibilities from time to time as it deems necessary. The at-will nature of your employment cannot be changed except through a writing signed by both you and the Company’s Chief Executive Officer.

3.  Duties

At all times during your employment, you must:

a.   Faithfully and diligently perform the duties assigned to you as Chief Brand Officer with reasonable care and skill and in a manner consistent with your Position;

b.  Comply with all directives unless unlawful;

c.   Act in the Company’s best interests, and promote those interests for the Company’s benefit;

d.  Maintain all Company property provided to you, including promotional material, in good order;

e.   Comply with all Company rules, policies, and procedures, including the Company’s Code of Ethics and Business Conduct; and

f.   Comply with all laws and regulations applicable to your Position.

4.  Compensation and Benefits

a.   Your salary shall be $1.00 per year.

b.  The Company shall withhold federal, state and local income, employment, or other taxes as required by applicable law from all compensation or benefits paid to you hereunder. You understand that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you agree that you will not make any claim against the Company related to tax liabilities arising from your employment arrangement and/or compensation.

5.  Expense Reimbursement

Subject to the submission of expense reports adequate to substantiate the Company’s federal income tax deductions for expenses under the Internal Revenue Code, and according to such expense report procedures as may be established by the Company, the Company shall reimburse you for reasonable business expenses that you incur in the performance of your duties.

6.  Confidentiality and Intellectual Property

As a condition of your employment with the Company, you must read, agree to, and sign the Proprietary Information and Inventions Agreement (PIIA) enclosed with this letter. You will be expected to comply, at all times and under all circumstances, both during and after your employment, with the obligations set forth in the PIIA.

7.  Arbitration and Dispute Resolution

a.   As a condition of your employment with the Company, you must read, agree to, and sign the Mutual Arbitration Agreement (Arbitration Agreement) enclosed with this letter. By entering into the Arbitration Agreement with the Company, you are agreeing that all disputes between you and the Company with respect to your employment pursuant to this Agreement will be resolved through mandatory, binding arbitration as outlined in the Arbitration Agreement, and you are waiving your right to sue the Company in court, as well as your right to a jury trial.

b.  If the Arbitration Agreement is, for any reason, invalidated or deemed unenforceable, then you and the Company agree and irrevocably submit to the exclusive jurisdiction and venue of the federal and state courts located in Austin, Texas, in any legal suit, action or proceeding arising out of or based upon any offer of employment made to you by the Company, your employment by the Company, the breach of any employment agreement, the termination of your employment with the Company, or any other aspect of your employment relationship with the Company

8.  Employment Verification.

This offer of employment is made subject to you having the legal right to work in the United States. The Company is required by federal law to document that each new employee (both citizen and non-citizen) is legally authorized to work. Therefore, all employees must complete Section 1 of Form I-9 on their first day of employment and must thereafter provide proof of their identity and eligibility to work in the United States within three (3) business days from their start date. The types of documents that can be used to establish identity and employment eligibility are listed on Form I-9.

9.  Return of Company Property

You agree that, following the termination of your employment for any reason or at any time earlier upon request of the Company, you shall immediately and without request return all Company property in your possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing, as well as any automobile or other materials or equipment supplied by the Company to you, except with respect to property related to your services under the Promotional Agreement to the extent such Promotional Agreement is still in effect.

10.  Other Terms

a.   No Breach of Duty. You represent that:

i.   your performance of this Agreement and as an employee of the Company does not and will not breach any agreement or duty to keep in confidence proprietary information acquired by you in confidence or in trust prior to employment with the Company;

ii.  you have not and will not enter into any agreement either written or oral in conflict with this Agreement; and

iii.   you are not presently restricted from being employed by the Company or entering into this Agreement.

b.  Severability. If any term, provision, covenant or condition of this Agreement is held to be invalid, void, or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

c.   Survival. Sections 7 and 9 shall survive the termination of this Agreement.

d.  Entire Agreement; Amendments; Waiver. The terms of employment set forth in this Agreement replace and supersede all prior agreements, understandings, promises or contracts between you and the Company regarding your employment as Chief Brand Officer, including without limitation any prior offer letters, employment agreements, emails or letters to you from Company representatives that predate this letter. This Agreement and the PIIA contain the entire agreement between you and the Company concerning the terms and conditions of employment and replaces, supersedes, and cancels all prior agreements, commitments, and understandings, whether spoken or written, that the Company may have made in connection with your employment. No commitments affecting the terms of your employment or altering your employment status are binding on the Company unless contained in a writing signed by both you and the Company’s Chief Executive Officer. You also acknowledge that the agreement concerning the terms of your employment set forth in this Agreement and other Company Policies is intended as written, and that no marginal notations or other revisions to this Agreement, the Arbitration Agreement, or the PIIA, are binding on the Company unless the Company’s Chief Executive Officer expressly consents in writing to the revision. You acknowledge that in deciding to accept employment with the Company, you have not relied on any promises, commitments, statements or representations, whether spoken or in writing, made to you by any Company representative, except for what is expressly stated in this Agreement, and the Confidential Information Agreement.

e.   The Company’s failure to enforce any term or breach of this Agreement shall not constitute a waiver of its rights to subsequently enforce that or any other term or breach of this Agreement.

11.  Formal Acceptance

Please indicate your formal acceptance of these Terms by signing, dating and returning to the undersigned the enclosed duplicate copy.

Yours sincerely,

/s/ Gene Davis

Gene Davis

Chairman of the Board

F45 Training Holdings Inc.

I, Mark Wahlberg, accept employment with F45 Training Holdings Inc. on the terms and conditions set out in these Terms.

Signature:	/s/ Mark Wahlberg	Date: March 30, 2023
Mark Wahlberg